EXHIBIT 23.01

                             Consent of JH Cohn LLP

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated March 22, 2004 on our audit of the financial statements of Gaming & Entertainment Group, Inc. (formerly known as Norstar Group, Inc.) and Subsidiaries as of December 31, 2003 and for the years ended December 31, 2003 and 2002, which report includes an explanatory paragraph concerning the Company's ability to continue as a going concern and is included in the Annual Report on Form 10-KSB for the year ended December 31, 2003 previously filed with the Securities and Exchange Commission.

                                                               /s/ J.H. Cohn LLP

Roseland, New Jersey
September 28, 2004

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